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 ------------------                                                                                   ------------------------------
      FORM 4                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                       OMB APPROVAL
 ------------------                              Washington, D.C. 20549                               ------------------------------

                                                                                                      ------------------------------
                                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                    OMB Number:..........3235-0287
| | Check this                                                                                        Expires:......January 31, 2005
    box if no       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,           Estimated average
    longer          Section 17(a) of the Public Utility Holding Company Act of 1935 or Section        burden hours per response..0.5
    Section 16.                                                                                       ------------------------------
    Form 4 or
    Form 5
    obligations
    may continue.
    See Instruction
    1(b).

 (Print or Type Responses)
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1. Name and Address of Reporting Person*  | 2. Issuer Name and Ticker or Trading Symbol  | 6. Relationship of Reporting
                                          |                                              |    Person(s) to Issuer
   Nortel Networks Corporation            |         ARRIS Group, Inc.; (ARRS)            |    (Check all applicable)
------------------------------------------|----------------------------------------------|
(Last)       (First)       (Middle)       | 3. I.R.S. Identification    | 4. Statement   |        Director     X   10% Owner
                                          |    Number of Reporting      |    for Month/  |     ---             ---
8200 Dixie Road, Suite 100                |    Person, if an entity     |    Year        |        Office           Other (specify
------------------------------------------|    (Voluntary)              |                |     --- (give title --- below)
(Street)                                  |                             |    June 2002   |         below
                                          |                             |----------------|------------------------------------------
Brampton, Ontario, Canada L6T 5P6         |                             | 5. If Amend-   | 7. Individual or Joint/Group Filing
------------------------------------------|                             |    ment, Date  |    (Check applicable line)
(City)       (State)       (zip)          |                             |    of Original |
                                          |                             |    (Month/Year)|     X  Form filed by One Reporting Person
                                          |                             |                |     ---
                                          |                             |                |        Form filed by More than One
                                          |                             |                |     --- Reporting Person
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                          Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security  |  2. Trans-   | 3. Trans-   | 4. Securities Acquired (A) |  5. Amount of   | 6. Owner-   | 7. Nature
   (Instr. 3)         |     action   |    action   |    or Disposed of (D)      |     Securities  |    ship     |    of
                      |     Date     |    Code     |    (Instr. 3,4 and 5)      |     Beneficially|    Form: (I)|    Indirect
                      |     (Month/  |   (Instr. 8)|                            |     Owned at End|    (Instr.  |    Beneficial
                      |     Day/     |-------------|----------------------------|     of Month    |    4)       |    Ownership
                      |     Year)    | Code |  V   | Amount   | (A)  | Price    |     (Instr. 3   |             |    (Instr. 4)
                      |              |      |      |          | or   |          |      and 4)     |             |
                      |              |      |      |          | (D)  |          |                 |             |
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Common Stock          | 6/25/02      |  S   |      |15,000,000|  D   |$4.4745   |    22,000,000   |      I      | By Nortel
                      |              |      |      |          |      |          |                 |             |    Networks LLC
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                      |              |      |      |          |      |          |                 |             |
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                      |              |      |      |          |      |          |                 |             |
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                      |              |      |      |          |      |          |                 |             |
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                      |              |      |      |          |      |          |                 |             |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (3-00)


  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS
                                       THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 4 (continued)
                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
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1.Title of|2.Conver- |3.Trans- |4.Trans- |5.Number    |6.Date     |7.Title     |8.Price     |9.Number     |10.Owner-   |11.Nature
  Derivat-|  sion    |  action |  action |  of        |  Exercis- |  and       |  of        |  of         |   ship     |   of
  tive    |  or      |  Date   |  Code   |  Derivative|  able and |  Amount of |  Derivative|  Derivative |   Form     |   Indirect
  Security|  Exercise|  (Month/|  (Instr.|  Securities|  Expira-  |  Underlying|  Security  |  Securities |   of       |   Benefi-
  (Instr. |  Price   |  Day/   |  8)     |  Acquired  |  tion Date|  Securities|  (Instr.   |  Beneficial-|   Deriv-   |   cial
  3)      |  of      |  Year)  |         |  (A) or    |  (Month/  |  (Instr. 3 |  5)        |  ly Owned   |   ative    |   Owner-
          |  Deriva- |         |         |  Disposed  |  Day/Year)|  and 4)    |            |  at End of  |   Security:|   ship
          |  tive    |         |         |  of (D)    |           |            |            |  Month      |   Direct(D)|   (Instr.
          |  security|         |         |  (Instr.   |           |            |            |  (Instr.    |   or       |   4)
          |          |         |         |  3, 4,     |           |            |            |  4)         |   Indirect |
          |          |         |         |  and 5)    |           |            |            |             |  (Instr. 4)|
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          |          |         |Code | V |  (A) | (D) |Date |Expir-|Title|Amount|            |            |             |
          |          |         |     |   |      |     |Exer-|ation |     |or    |            |            |             |
          |          |         |     |   |      |     |cis- |Date  |     |Number|            |            |             |
          |          |         |     |   |      |     |ble  |      |     |of    |            |            |             |
          |          |         |     |   |      |     |     |      |     |Shares|            |            |             |
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          |          |         |     |   |      |     |     |      |     |      |            |            |             |
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          |          |         |     |   |      |     |     |      |     |      |            |            |             |
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          |          |         |     |   |      |     |     |      |     |      |            |            |             |
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          |          |         |     |   |      |     |     |      |     |      |            |            |             |
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Explanation of Responses:

                                                                      Nortel Networks Corporation

                                                                      /s/ Deborah J. Noble                   July 9, 2002
                                                                      ------------------------------         ----------------
                                                                      **Signature of Reporting Person         Date
                                                                      Name:   Deborah J. Noble
                                                                      Title:  Corporate Secretary

                                                                      /s/ Blair F. Morrison                  July 9, 2002
                                                                      ------------------------------         ----------------
                                                                      **Signature of Reporting Person         Date
                                                                      Name:   Blair F. Morrison
                                                                      Title:  Assistant Secretary


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.


  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS
                                       THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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